As filed with the Securities and Exchange Commission on May 22, 1998.
                                                 Registration No. 333 - ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTELECT COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                   76-0471342
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                                 (972) 367-2100
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                               HERMAN M. FRIETSCH
                      Chairman and Chief Executive Officer
                          INTELECT COMMUNICATIONS, INC.
                              1100 Executive Drive
                             Richardson, Texas 75081
                                 (972) 367-2100
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 with a copy to:
                                ROBERT C. BEASLEY
                              RYAN & SUDAN, L.L.P.
                             909 Fannin, Suite 3900
                              Houston, Texas 77010
                                 (713) 652-0501

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee (See following page)

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                       PROPOSED        PROPOSED
                                       MAXIMUM          MAXIMUM
                                       OFFERING        AGGREGATE      AMOUNT OF
TITLE OF SECURITIES     AMOUNT TO        PRICE          OFFERING    REGISTRATION
 TO BE REGISTERED     BE REGISTERED    PER SHARE (2)     PRICE          FEE
-------------------   -------------    ---------      ------------  ------------
Common Stock,
 $.01 par value           9,006,809(1) $  6.4375      $ 57,981,333  $     17,571

(1) Represents (i) 450,000 shares of Common Stock (the "Coastal Warrant Shares") issuable to The Coastal Corporation Second Pension Trust ("Coastal") upon exercise of a warrant dated August 27, 1997 having an exercise price of $6.00 (the "Coastal Warrant"), (ii) 4,219,409 shares of Common Stock issuable to Coastal upon the conversion of the Company's Series A Preferred Stock, on a share per share basis and 102,002 shares of Common Stock issued to Coastal as dividends on the Series A Preferred Stock; all such shares of Common Stock are registered pursuant to those certain Registration Rights Agreements dated May 8 and May 30, 1997; (iii) 300,000 shares of Common Stock issuable to St. James Capital Partners, L.P. ("St. James Partners") upon exercise of warrants issued on April 2, 1998 to St. James Partners ("Initial St. James Partners Warrants"), 1,200,000 shares of Common Stock issuable to its affiliate SJMB, L.P. upon exercise of warrants issued on April 2, 1998 to SJMB ("Initial SJMB Warrants"), under a credit facility placed into effect with St. James Partners on February 12, 1998 and as modified April 2, 1998 ("St. James Credit Facility"), 251,046 shares of Common Stock issuable to St. James Partners upon conversion of that certain Convertible Promissory Note dated April 2, 1998 in the original principal amount of $2,000,000 ("St. James Partners Note"), and 1,004,184 shares of Common Stock issuable to SJMB upon conversion of that certain Convertible Promissory dated April 2, 1998 in the original principal amount of $13,000,000 ("SJMB Note"), each with an annual interest rate of 7% and having a conversion price of $9.082 per share; all such shares of Common Stock issuable to St. James Partners and SJMB being registerable pursuant to that certain Registration Rights Agreement dated February 12, 1998, as amended on April 2, 1998 (" St. James Registration Rights Agreement"); (iv) 93,383 shares issuable upon the conversion of certain loans made by certain officers, directors, employees and other persons to the Company, which loans are convertible into common stock at the rate of $5.25 per share of the amount of principal and interest outstanding; and (v) 1,521,420 shares, which is 1.75 times the 869,383 shares issuable upon conversion (the "Conversion Shares") of 5,000 shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") issued in a private placement on May 8, 1998. The number of Conversion Shares is calculated as of May 21, 1998, pursuant to the Registration Rights Agreement dated as of May 8, 1998 between the Company and the purchasers of the Series D Preferred Stock. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers such indeterminate number of shares of Common Stock that may be offered or issued pursuant to terms which provide for a change in the amount of shares of Common Stock being offered or issued (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (b) as a result of decreases in the conversion price of the Series D Preferred Stock.

(2) Pursuant to Rule 457(c), the registration fee for the above shares is based on a price of $6.4375 per share, which is calculated based upon the average of the high and low prices of the Company's Common Stock as reported on the NASDAQ National Market on May 20, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                      PROSPECTUS
                    SUBJECT TO COMPLETION, DATED MAY 22, 1998

                          INTELECT COMMUNICATIONS, INC.

                        9,006,809 Shares of Common Stock

         The prospectus relates to the offer and sale by certain persons listed under "Selling Stockholders" (collectively, the "Selling Stockholders"), of shares of common stock, par value $0.01 (the "Common Stock") of Intelect Communications, Inc. (the "Company"), of up to: (i) 450,000 shares of Common Stock (the "Coastal Warrant Shares") issuable to The Coastal Corporation Second Pension Trust ("Coastal") upon exercise of a warrant dated August 27, 1997 having an exercise price of $6.00 (the "Coastal Warrant"), 4,219,409 shares of Common Stock issuable to Coastal upon the conversion of the Company's Series A Preferred Stock, on a share per share basis and 102,002 shares of Common Stock issued as dividends on the Series A Preferred Stock; all such shares of Common Stock are registered pursuant to those certain Registration Rights Agreements dated May 8 and May 30, 1997; (ii) 300,000 shares of Common Stock issuable to St. James Capital Partners, L.P. ("St. James Partners") upon exercise of warrants having an initial exercise price of $7.50 per share issued on April 2, 1998 to St. James Partners ("Initial St. James Partners Warrants") and 1,200,000 shares of Common Stock issuable to its affiliate SJMB, L.P. upon exercise of warrants having an initial exercise price of $7.50 per share issued on April 2, 1998 to SJMB ("Initial SJMB Warrants"), under a credit facility placed into effect with St. James Partners on February 12, 1998 and as modified April 2, 1998 ("St. James Credit Facility"), 251,046 shares of Common Stock issuable to St. James Partners upon conversion of that certain Convertible Promissory dated April 2, 1998 in the original principal amount of $2,000,000 ("St. James Partners Note"), and 1,004,184 shares of Common Stock issuable to SJMB upon conversion of that certain Convertible Promissory dated April 2, 1998 in the original principal amount of $13,000,000 ("SJMB Note"), each with an annual interest rate of 7% and having a conversion price of $9.082 per share; all such shares of Common Stock issuable to St. James Partners and SJMB being registerable pursuant to that certain Registration Rights Agreement dated February 12, 1998, as amended on April 2, 1998 (" St. James Registration Rights Agreement"); (iii) 93,383 shares issuable upon the conversion of certain loans made by certain officer, directors, employees and other persons to the Company, which loans are convertible into common stock at the rate of $5.25 per share of the amount of principal and interest outstanding; and (iv) 1,521,420 shares, which is 1.75 times the 869,383 shares issuable upon conversion (the "Conversion Shares") of 5,000 shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") issued in a private placement to certain purchasers on May 8, 1998 and, in accordance with Rule 416 under the Act, such presently indeterminate number of additional shares as may be issuable upon conversion of the Series D Preferred Stock as may become issuable as a result of stock splits, stock dividends and antidilution provisions (including decreases in the conversion price of the Series D Preferred Stock). The Conversion Shares do not include fractional shares of Common Stock that the Company is not required to issue upon conversion of the Series D Preferred Stock. The number of shares registered hereunder on behalf of the holders of the Series D Preferred Stock is determined pursuant to the Registration Rights Agreement dated as of May 8, 1998 between the Company and the purchasers of the Series D Preferred Stock and is equal to 1.75 multiplied by the number of Conversion Shares issuable as of May 21, 1998. In accordance with the Certificate of Designations of Series D Preferred Stock, the number of Conversion Shares is determined by dividing the aggregate stated value of the shares of Series D Preferred Stock together with any accrued and unpaid premium of 4.00% per annum by the Conversion Price. The Conversion Price is the lesser of (a) $9.082, which price may be reset to the five day average volume weighted average trading price of the common stock for the five trading days following the filing of the Company's Form 10-Q for the quarter ending June 30, 1998 if such price is less than $9.082 (the "Reset Price"), or (b) 97% of the average of the three lowest closing bid prices for the Common Stock as reported on NASDAQ for the ten consecutive trading days preceding the date of determination, subject to adjustment for certain dilutive transactions and other events. If for any 20 of 30 consecutive trading days the daily volume weighted average trading price (as reported by Bloomberg) equals or exceeds $12.00, the Company may elect for the Conversion Price to equal the lesser of $9.082 or the Reset Price. On May 21, 1998 the Conversion Price was $5.7594 (based on 97% of the average of the three lowest closing bid prices of the Common Stock for the ten consecutive trading days ending May 20, 1998). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, except to the extent of a cash exercise by the holders of the Coastal Warrant, the Initial St. James Partners Warrant, or the SJMB Warrant as more fully described in "Use of Proceeds" in this Prospectus. The shares of Common Stock covered by this Prospectus are issuable in connection with certain financings and in satisfaction of certain registration rights obligations of the Company to the Selling Stockholders.

         The Selling Stockholders may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol ICOM.

-------------------------
         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION (OR ANY STATE SECURITIES COMMISSION) PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 The date of this prospectus is May ____, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at HTTP://WWW.SEC.GOV. The Common Stock of the Company is traded on the Nasdaq National Market.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission at prescribed rates, or electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                1. Annual Report on Form 10-K filed on March 31, 1998;
                2. Quarterly Report on Form 10-Q filed on May 15, 1998; and
                3. Current Report on Form 8-K filed on May 11, 1998.

         The consolidated balance sheet of the Company as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 have been incorporated by reference herein together with the related notes and the report of Arthur Andersen LLP dated March 27, 1998.

         The consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, the two month period ended December 31, 1995 and the year ended October 31, 1995, together with the related notes and the report of KPMG Peat Marwick, independent chartered accountants, all contained in the Company's 1997 annual report, are incorporated herein by reference. The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company operates profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. AS A RESULT OF ONE OR MORE OF THE RISK FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to THE ATTENTION OF EDWIN J. DUCAYET, JR., CHIEF FINANCIAL OFFICER, 1100 EXECUTIVE DRIVE, RICHARDSON, TEXAS 75081, (972) 367-2100. Statements in documents incorporated by reference shall be deemed modified by statements herein. Statements so modified shall constitute part of this Prospectus only as so modified.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                   THE COMPANY

         The Company, through its operating subsidiaries, is currently engaged in the business of designing, producing, and marketing products, technologies, and services for multimedia applications in telecommunications and networking. Unless the context otherwise indicates, the "Company" refers to Intelect Communications, Inc. and its subsidiaries.

         The Company's executive offices are located at 1100 Executive Drive, Richardson, Texas 75081; telephone (972) 367-2100.

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, SHOULD BE CAREFULLY CONSIDERED BY AN INVESTOR CONSIDERING A PURCHASE OF THE COMMON STOCK.

EFFECT OF SALES ON MARKET PRICE OF STOCK

         Because it is possible that a significant number of shares of Common Stock could be sold at the same time hereunder, such sales, or the possibility thereof, could have a significant depressive effect on the market price of the Common Stock.

RECENT OPERATING LOSSES AND LIQUIDITY

         The Company has incurred significant operating losses and negative cash flows from operations in 1998, 1997, 1996, and 1995. Losses were funded by proceeds from issuance of notes payable and the sale of preferred and common stock in 1998, and 1997, net proceeds from issuance of convertible debentures in 1996, and proceeds from the sale of the Savage Arms subsidiary in October 1995. The Company expects operating losses and negative cash flow from operations to continue.

         Approximately 59% of 1997 revenues resulted from product sales to one distributor for multiple installations in the Republic of Korea. Following the financial and economic difficulties which developed in Korea and other Asian markets in late 1997, only $1,157,000 of product was released for shipment to the distributor in the three month period ended March 31, 1998. The Company is continuing to implement engineering, marketing and distribution programs begun during 1997 to significantly increase sales to non-Korean customers, especially in the U.S. The company is also working with its Korean distributor to develop significant sales in that market during 1998. However, the outlook for increasing revenues, including the level and timing of renewed Korean sales, is uncertain. Also, the Company's progress toward improved cash flow may be delayed beyond current expectations. Accordingly, the Company has made contingency plans to reduce costs and preserve cash resources at lower levels of revenue.

         In order to finance both the expected operating losses and expected growth in production and revenue, the Company obtained financing in February, April, and May 1998, through sales of preferred stock and establishment of a secured credit facility. The Company believes these financial resources will be adequate to fund operations until profitability and positive operating cash flow are achieved. The company cannot assure that profitability and positive cash flow will be achieved when expected. If the aforementioned sales plans are not achieved, operating losses and negative cash flows exceed the Company's estimates, or capital requirements in connection with the design, development, and commercialization of its principal products are higher than estimated, the Company will need to raise additional capital. Although the Company believes it could raise additional capital through public or private equity or debt financings, if necessary, the Company cannot assure that such financings would be available, or available on acceptable terms. If such financing were not available, the Company has determined that a significant reduction of engineering, development, selling, and administrative costs would allow the Company to continue as a going concern through 1998.

FLUCTUATIONS IN OPERATING RESULTS; CUSTOMER CONCENTRATION

         The Company expects that its quarterly operating results are likely to vary significantly depending on factors such as the market acceptance of the Company's recently introduced products, the size, timing and recognition of revenue from significant orders, increased competition, the proportion of revenues derived from distributors, Original Equipment Manufacturers ("OEMs") and other channels, changes in the Company's pricing policies or those of its competitors, the financial stability of major customers, new product introductions or enhancements by competitors, delays in the introduction of products or product enhancements by the Company or by competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, customer concerns about the Company's financial condition, the timing and nature of expenses, and general economic conditions. The Company's expense levels are based, in part, on its expectations as to future orders and sales, and the Company may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce price or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be materially adversely affected.

         The Company anticipates that, because its marketing strategy targets relatively large potential customers, a small number of large orders may comprise a significant portion of the Company's future product sales. None of the Company's significant customers have entered into a long-term supply agreement requiring them to purchase a minimum amount of product from the Company. Historically, sales to a relatively small number of customers have accounted for a significant portion of the Company's total revenues, particularly with respect to its S4 and SONETLYNX products. There can be no assurances that the Company's principal customers will continue to purchase product from the Company at current levels, if at all, or that the Company will be able to replace such purchases with sales to other customers. Any significant deferral of purchases of the Company's products or the reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect the Company's business, results of operations, and financial condition.

         During 1997, 59% of the Company's sales were to one distributor in Korea. In light of the difficulties which developed in general in Korean and other Asian markets during 1997, the outlook for continuation of sales in those areas has become uncertain.

         Because of all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS

         The markets for the Company's current and planned products are characterized by rapid technological change, evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. The Company's ability to anticipate changes in such markets and to successfully develop and introduce new products on a timely basis will be a significant factor in the Company's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. In particular, the Company has recently invested substantial resources toward the development of new products such as its SONETLYNX product line and the CS4. The Company has not yet completed the development of the CS4 or of planned future enhancements to the SONETLYNX product line and may require additional testing of the LANscape 2.0 product. Development and customer acceptance of new products is inherently uncertain, and there can be no assurance that the Company will successfully complete developments on a timely basis or that products will be commercially successful. The Company competes or will be competing with established companies with greater financial resources and more developed channels of distribution. No assurances can be given that the Company will be successful in completing the CS4 on schedule, that the Company will be successful in competing in this environment or that it will be able to sell sufficient quantities of the CS4 to recover its investment or to realize profits. No assurance can be given that SONETLYNX enhancements will be accepted by customers or that the LANscape 2.0 product will meet standards and expectations of the videoconferencing industry. Any failure by the Company to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

         Competition in the multimedia communications industry is intense, and the Company believes that competition will increase substantially with the development of multimedia communications products, rapid technological changes, industry consolidations, new industry entrants, and potential regulatory changes. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than the Company. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends, or changing customer requirements. Increased competition could result in price reductions, reduced margins, or loss of market share, any of which would materially and adversely affect the Company's business, results of operations, or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations, and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations, and financial condition will be materially adversely affected.

         The Company believes that the videoconferencing market may present lower barriers to entry than its other markets and may therefore be subject to greater competition in the future. Increased competition could result in price reductions, reduced margins, and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully with its existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations, and financial condition.

MANAGEMENT OF GROWTH

         The Company is faced with the risks typically associated with rapid expansion. It has experienced growth in its corporate structure, in the number of its employees, and the scope of its operating and financial systems. This expansion has resulted in the need to hire a significant number of new personnel. As a result of the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to attract and retain such personnel. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business, results of operations, and financial condition.

DEPENDENCE ON PRODUCT COMPONENTS; SINGLE SOURCES OF SUPPLY; DEPENDENCE ON A SINGLE FACILITY

         The manufacture of the Company's products requires the assembly of a number of components, the majority of which the Company sources from substantial, and sometimes multiple, vendors. However, the supply level of and the lead time in delivering certain key components is dynamic and difficult to predict with any certainty. Sporadic shortages of or significant increases in the price of such components could materially and adversely affect the Company's business, results of operations, and financial condition. Certain key components are available from only one source. The Company has no supply commitments relating to such components. While the Company has generally been able to obtain an adequate supply of such components in a timely manner, the Company believes that alternate sources of supply could be difficult to develop over a short period of time. The Company buys components from vendors who extend credit. Any failure to receive suitable credit terms from vendors could have a material adverse effect upon the Company's business, results of operations, and financial condition.

         The Company buys a fiber optic interface card, for the SONETLYNX OC-3 product, from a small company which is the sole source for the component. The Company also buys a video codec card, used in SONETLYNX video applications, from another small company which is the sole source. Delays in delivery of either component would restrict the Company's ability to increase sales. In the event either vendor fails to meet commitments, the Company intends to rely on its in-house manufacturing capabilities; however, the conversion to in-house backup supply would not be without some interruption and could have a material adverse effect upon the Company's business, results of operations, and financial condition.

         The Company uses fiber optic connectors made by a single vendor in the SONETLYNX OC-3 product. Equivalent components are available from other vendors, but their use would require a redesign of the method of connecting to the fiber. Such a redesign would cause significant delays in delivery of the product and could have a material adverse effect upon the Company's business, results of operations, and financial condition. Accordingly, the Company's strategy is to forecast requirements and build inventories which comprehend vendor lead times.

         The Company has one manufacturing facility, and its revenues are dependent upon the continued operation of the facility. There can be no assurance that the occurrence of operational problems at the Company's facility would not materially adversely affect the Company's business, results of operations, and financial condition.

DEPENDENCE UPON THIRD PARTIES TO MARKET AND SERVICE THE PRODUCTS

         Although the Company expects to continue to market its products directly to certain accounts, the Company intends to establish a network of resellers, consisting primarily of value-added resellers ("VARs"), systems integrators and OEMs with established distribution channels for multimedia communications products, to market the Company's products and to educate potential end-users and service providers with respect to the Company's products. The Company's future prospects depend in large part on its ability to successfully develop relationships with third parties and upon the marketing and product service efforts of such third parties. There can be no assurance that the Company will be able, for financial or other reasons, to finalize third-party distribution or marketing agreements or that such arrangements, if finalized, will result in the successful commercialization of any of the Company's products. In such event, the Company's business, operating results and financial condition could be materially affected.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

         The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of third parties or having third parties circumvent the Company's intellectual property rights. The Company has three issued U.S. patents. Two relate to key technologies in the S4 communications switch product and one relates to an interactive voice communication terminal not presently incorporated in any product. Three additional patents are pending. They relate to (i) video distribution within the SONETLYNX product line, (ii) certain features of the CS4 programmable digital switch, and (iii) architecture and features of the LANscape 2.0 videoconferencing product. There can be no assurance that any patents issued to the Company will provide the Company with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede the ability of the Company to do business or that third parties will not be able to circumvent the Company's patents, that any of the Company's patent applications will result in the issuance of patents or that the Company will develop additional proprietary products that are patentable. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products, or, if patents are issued to the Company, design around the patented products developed by the Company.

         In common with many companies in the telecommunications industry, the Company has received notice that it may be infringing on certain intellectual property rights of others. These claims have been referred to counsel for evaluation. The Company may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on patents or other proprietary rights it might infringe or in filing suits against others to have such patents or other proprietary rights declared invalid. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could obtain an award of substantial damage either of which could have a material adverse effect upon the Company's business, results of operations, and financial condition

         Much of the Company's know-how and technology may not be patentable. To protect its rights, the Company requires many employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, the Company's business may be adversely affected by competitors who independently develop competing technologies, especially if the Company obtains no, or only narrow, patent protection.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

         While most of the Company's operations are not directly regulated, the telecommunications service providers that constitute certain of the Company's customers (particularly for the CS4) are heavily regulated at both the federal and state levels. Such regulation may limit the number of potential customers for the Company's services or impede the Company's ability to offer competitive services to the market, or otherwise have a material adverse effect on the Company's business, results of operations, and financial condition. At the same time, recently enacted legislation deregulating the telecommunications industry may cause changes in the industry, which are difficult to predict at this time, including entrance of new competitors and industry consolidation, which could in turn subject the Company to additional competitors, increased pricing pressures, decrease the demand for the Company's products or services, increase the Company's cost of doing business or otherwise materially adversely affect the Company's business, results of operations, and financial condition.

CONTINGENT LIABILITIES

         In connection with the sale of its former operations in November 1995, the Company's subsidiary Intelect Communications Systems Limited agreed to certain customary obligations to indemnify the purchasers in such sale for potential losses associated with product liability, environmental matters, employee matters and other similar items. Certain of these indemnity obligations survive indefinitely. In the event that a loss associated with the former operations of Intelect Communications Systems Limited is determined to be subject to such indemnity obligations, the Company's business, results of operations, and financial condition could be materially adversely affected. Furthermore, the Company could incur substantial costs (including the diversion of the attention of management) in defending itself in lawsuits relating to such indemnity obligations.

DEPENDENCE ON KEY PERSONNEL; RETENTION OF EMPLOYEES

         The Company's success depends in large part on the continued service of its key creative, technical, marketing, sales and management personnel and its ability to continue to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. The process of recruiting key creative, technical and management personnel with the requisite combination of skills and other attributes necessary to execute the Company's strategy is often lengthy. The Company has at-will employment arrangements with its management and other personnel, who may generally terminate their employment at any time. The loss of the services of key personnel or the Company's failure to attract additional qualified employees could have a material adverse effect on the Company's results of operations and new product development efforts.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

         Certain provisions of the Company's certificate of incorporation, by-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors, provisions that the Board of Directors have exclusive authority to amend or change the By-laws of the Company, the ability of the Board of Directors to authorize the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock, eliminating the stockholders' ability to take any action without a meeting, eliminating the ability of stockholders to call special meetings without the required consent of the Board of Directors, and establishment of certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. The Company is also subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder."

VALUE OF SHARES OF STOCK; MARKET FOR COMMON STOCK; STOCK PRICE VOLATILITY

         The Company's Common Stock is quoted on the Nasdaq National Market. Based upon historical trends in the market for the Company's stock and for other similar technology company stocks, the Company anticipates that the trading price of its Common Stock may be subject to wide fluctuations in response to quarterly variations in operating results, changes in actual earnings or in earnings estimates by analysts, announcements of technological developments by the Company or its competitors, general market conditions or other events largely outside the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of "high technology" stocks. These fluctuations have often been disproportionate or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions or other factors outside the Company's control may adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

         Except for the circumstances herein, the Company will not receive any proceeds from the sale of Common Stock offered hereby. Under each of the Initial St. James Partners Warrant, the Initial SJMB Warrant and the Coastal Warrant, the exercise price of such warrants may be paid, at the option of the holder, in cash or in the form of an exchange of shares under a cashless exercise provision. The Initial St. James Partners Warrant and the Initial SJMB Warrant have a provision for a cash exercise price of $7.50 per share. The Coastal Warrant has a provision for a cash exercise price of $6.00 per share. If St. James Partners and SJMB elect to pay the exercise price in cash, assuming full exercise of the warrants at their stated exercise price, the Company will receive cash proceeds of $2,250,000 and $9,000,000, respectively, under each warrant. If Coastal elects to pay the exercise price in cash, assuming full exercise of the warrant at its stated exercise price, the Company will receive cash proceeds of $2,700,000. If the holders of the warrants elect to pay the exercise price in cash, the Company will use the proceeds for general corporate purposes. The Company will receive no cash proceeds if the holders elect the cashless exercise provision.

                              SELLING STOCKHOLDERS

         The Selling Stockholders were issued the Common Stock covered by this Prospectus in a series of unrelated private placements as summarized below:

         Of the 9,006,809 shares of Common Stock being registered:

                (i) With respect to each of David C. Conner, Herman M. Frietsch, Todd Grassi, Nancy Miracle, James W. Ryan, P.C., and Philip P. Sudan, Jr., P.C. (collectively the "Company Stockholders"), such shares are issuable upon conversion to Common Stock of the aggregate amount of principal and interest outstanding under separate Promissory Notes made by the Company on December 5, 1997 in favor of each of the Company Stockholders. The Promissory Notes have an annual interest rate of 3% over the prime rate (or approximately 11.5%) and are payable on demand in cash or in Common Stock. If a holder elects to convert his or her Promissory Note into Common Stock, the number of shares which the holder would be entitled is equal to the aggregate principal and interest outstanding under the Promissory Note divided by $5.25. As of May 15, 1998, the aggregate principal and interest outstanding for each the Company Stockholders, and the number of shares which each would be entitled to receive assuming conversion on such date is as follows: Mr. Conner $52,536.30 and 10,007 shares, Mr. Frietsch $105,072.60 and
                20,014 shares, Mr. Grassi $41,701.37 and 7,943 shares, Ms. Miracle $52,536 and 10,007 shares, James W. Ryan, P.C. $70,048.75 and 13,343 shares and Philip P. Sudan, Jr., P.C. $140,096.45 and 26,685 shares. In this registration statement, the Company has agreed to register for the Company Stockholders an additional amount of shares to cover an estimated amount which would accrue based on interest on each of the Promissory Notes at 11.5% accruing until December 5, 1998.

                (ii) With respect to The Coastal Corporation Second Pension Trust ("Coastal"), 4,219,409 shares of Common Stock are issuable upon the conversion of the Company's Series A Preferred Stock, on a share per share basis and 102,002 shares of Common Stock have been issued to Coastal as dividends on the Series A Preferred Stock; and 450,000 shares of Common Stock are issuable upon exercise of that certain warrant issued to Coastal, assuming exercise in full of such warrant and payment of the cash exercise price to the Company; all such shares of Common Stock are registered pursuant to those certain Registration Rights Agreements dated May 8 and May 30, 1997.

                (iii) 300,000 shares of Common Stock are issuable to St. James Capital Partners, L.P. ("St. James Partners") upon exercise of warrants having an exercise price of $7.50 per share issued on April 2, 1998 to St. James Partners ("Initial St. James Partners Warrants") under a credit facility placed into effect with St. James Partners on February 12, 1998 and as modified April 2, 1998 ("St. James Credit Facility"), pursuant to the terms of an Agreement for Purchase and Sale of $15 Million Promissory Note between the Company and St. James Partners dated February 12, 1998, and as assigned to SJMB, L.P. ("SJMB"), an affiliate of St. James Partners, pursuant to the terms of an Assignment and Acceptance executed among St. James Partners, SJMB and the Company on April 2, 1998, (such Agreement, as modified by such Assignment and Acceptance, the "St. James Credit Agreement"), 251,046 shares of Common Stock are issuable to St. James Partners upon conversion of that certain Convertible Promissory dated April 2, 1998 in the original principal amount of $2,000,000 ("St. James Partners Note"), specifying interest at the fixed per annum rate of 7%, due on a maturity date of February 12, 1999 (which maturity date may be extended for one additional year at the option of the Company) and providing for conversion of all principal and interest due thereunder to shares of Common Stock at the election of St. James Partners at a conversion price of $9.082 per share of Common Stock and at the election of the Company upon the market price of the shares of Common Stock exceeding $13.50 per share; all such shares of Common Stock issuable to St. James Partners being registerable pursuant to that certain Registration Rights Agreement dated February 12, 1998, as amended on April 2, 1998 ("St. James Registration Rights Agreement"). The number of shares of Common Stock which St. James Partners is entitled to upon conversion of the St. James Partners Note, as of May 13, 1998, is approximately 224,119. The number of conversion shares registered hereunder assumes interest accruing on the current unpaid principal balance of the St. James Partners Note until one year following the February 9, 1998 maturity date.

                (iv) 1,200,000 shares of Common Stock are issuable to SJMB upon exercise of warrants having an exercise price of $7.50 per share issued on April 2, 1998 to SJMB ("Initial SJMB Warrants") under the St. James Credit Facility, 1,004,184 shares of Common Stock are issuable to SJMB upon conversion of that certain Convertible Promissory dated April 2, 1998 in the original principal amount of $13,000,000 ("SJMB Promissory Note"), specifying interest at the fixed per annum rate of 7%, due on a maturity date of February 12, 1999 (which maturity date may be extended for one additional year at the option of the Company) and providing for conversion of all principal and interest due thereunder to shares of Common Stock at the election of SJMB at a conversion price of $9.082 per share of Common Stock and at the election of the Company upon the market price of the shares of Common Stock exceeding $13.50 per share; all such shares of Common Stock issuable to SJMB being registerable pursuant to the St. James Registration Rights Agreement. The number of shares of Common Stock which SJMB is entitled to upon conversion of the SJMB Note, as of May 13, 1998, is approximately 896,478. The number of conversion shares registered hereunder assumes interest accruing on the current unpaid principal balance of the SJMB Note until one year following the February 9, 1998 maturity date.

                (v) The shares of Common Stock which are issuable to CCG Capital Ltd., CCG Investment Fund Ltd.,Wingate Capital Ltd., and Fisher Capital, Ltd. (collectively, the "Citadel Entities") upon conversion of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock"), which were issued pursuant to that certain Securities Purchase Agreement and are registerable pursuant to that certain Registration Rights Agreement, each of such agreements being among the Company and the Citadel Entities and dated May 8, 1998. The Company has agreed to register a specific number of Conversion Shares for resale by the Selling Stockholders holding the Series D Preferred Stock. The number of Conversion Shares shown in the following table as being offered by the Selling Stockholders which hold Series D Preferred Stock does not included such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series D Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares of Common Stock are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part.

         In each case, the issuance of Common Stock to the Selling Stockholders was undertaken pursuant to Section 4(2) of the Securities Act.

         Except as otherwise indicated, the table below sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of May 13, 1998, the number of shares of Common Stock to be offered by each of the Selling Stockholders pursuant to this Prospectus, and the number of shares of Common Stock to be beneficially owned by each of the Selling Stockholders if all of the shares of Common Stock offered hereby are sold as described herein. Of the Company Stockholders, Mr. Conner and Mr. Grassi are employees of the Company, Ms. Miracle is an officer of Intelect Network Technologies Company, a wholly owned subsidiary of the Company. Philip P. Sudan, Jr. is a director of the Company, a partner in Ryan & Sudan, LLP (outside counsel to the Company) and a controlling shareholder of Philip P. Sudan, Jr., P.C. James W. Ryan is a partner in Ryan & Sudan, L.L.P. and a controlling shareholder of James W. Ryan, P.C.

                                                                   Number of Shares                               Number of Shares
                                                                   of Common Stock                                 of Common Stock
                                                                  Beneficially Owned       Number of Shares          Beneficially
                                                                  as of May 13, 1998       of Common Stock            Owned After
Name of Selling Stockholder                                              (1)                Offered Hereby            Offering (6)
---------------------------------------------------------------   ------------------      ------------------      ------------------
David C. Conner ...............................................               14,006                  10,619                   3,386
Herman M. Frietsch ............................................              862,022                  21,238                 840,784

                                       12

Todd Grassi ...................................................                8,943                   8,432                     510
Nancy Miracle .................................................               40,155                  10,619                  29,536
James W. Ryan, P.C ............................................               63,342                  14,158                  49,183
Philip P. Sudan, Jr., P.C .....................................              246,688                  28,317                 218,371
The Coastal Corporation Second Pension ........................            5,701,944               4,771,411                 930,533
Trust
St. James Capital Partners, L.P. ..............................              560,319(2)              524,119                  36,200
SJMB, L.P. ....................................................            2,132,676(3)            2,096,476                  36,200
CCG Capital Ltd.(7) ...........................................               53,124(4)               60,857(5)                    0
CCG Investment Fund, Ltd.(7) ..................................               57,580(4)               60,857(5)                    0
Wingate Capital Ltd.(7) .......................................              284,186(4)              489,897(5)                    0
Fisher Capital Ltd.(7) ........................................              527,775(4)              909,809(5)                    0

         (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of May 13, 1998 through the conversion or exercise of any security or other right.

         (2)      Does not include shares beneficially owned by SJMB, L.P.

         (3) Does not include shares beneficially owned by St. James Capital Partners, L.P.

         (4) Beneficial ownership is determined as of May 13, 1998 and is based on a Conversion Price of the Series D Preferred Stock equal to $5.6684 (which is 97% of the average of the three lowest closing bid prices of the Common Stock for the ten consecutive trading days ended May 12, 1998). The number of shares of Series D Preferred Stock issued to each member of the Citadel Entities is as follows: CCG Capital Ltd. 200 shares, CCG Investment Fund Ltd. 200 shares, Wingate Capital Ltd 1,610 shares, and Fisher Capital Ltd. 2,990 shares. The actual number of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock is that number of shares of Common Stock equal to the quotient of (i) the aggregate stated value of the Conversion Shares ($1,000 per share), plus any accrued and unpaid premium of 4.00% per annum divided by (ii) the Conversion Price. The Conversion Price is the lesser of (a) $9.082 per share, which price may be reset to the five day average volume weighted average trading price of the common stock for the five trading days following the filing of the Company's Form 10-Q for the quarter ending June 30, 1998, if such price is less than $9.082 (the "Reset Price"), or (b) 97% of the market price of the Common Stock, where the market price is the average of the three lowest closing bid prices for the Common Stock for the 10 consecutive trading days immediately preceding such date of determination (the "Determination Date"). If for any 20 of 30 consecutive trading days the daily volume weighted average trading price (as reported by Bloomberg) of the Common Stock equals or exceeds twelve dollars ($12), then the Company may elect for the Conversion Price to equal $9.082 (or the Reset Price if lower). No holder of shares of the Series D Preferred Stock is entitled to convert or exercise such securities to the extent that the shares to be received by such holders upon such conversion or exercise would cause such holders in the aggregate to beneficially own more than 5% of the Common Stock of the Company

                  (other than shares deemed to be beneficially owned through ownership of the Series D Preferred Stock), except upon 61 days prior notice to the Company. In no event can such holders in the aggregate own 15% or more of the Common Stock of the Company without the prior written consent of the Company. In addition, pursuant to the rules of the NASDAQ Stock Market, in the absence of shareholder approval, the aggregate number of shares issuable to the Citadel Entities at a discount from market price upon the conversion of the Series D Preferred Stock, and any other issuances of Common Stock which the NASDAQ Stock Market may determine to be integrated with the Series D Preferred Stock transaction, may not exceed 19.99% of the outstanding Common Stock as of May 8, 1998. Unless such shareholder approval is obtained, none of the Citadel Entities will be able to acquire more than its proportionate share of such maximum amount. The Company may be required to redeem any Series D Preferred Stock which may not be converted because of such limitation. Beneficial ownership for CCG Capital Ltd. and CCG Investment Fund Ltd. includes 17,821 and 22,277 shares of Common Stock, respectively, issuable as of May 13, 1998 upon conversion of holdings by each of the Company's Series C Convertible Preferred Stock (the "Series C Stock").

         (5) Represents the allocation among the Citadel Entities of 175% of the number of shares of Common Stock potentially issuable as of May 20, 1998, upon conversion of the 5,000 shares of the Series D Convertible Preferred Stock held by the Citadel Entities which the Company is registering pursuant to the Registration Rights Agreement between the Company and the Citadel Entities. The number of shares of Common Stock registered pursuant to the Registration Statement on behalf of the Selling Stockholders holding Series D Preferred Stock and the number of Conversion Shares offered hereby by such holders have been determined by agreement between the Company and such Selling Stockholders. Because the number of shares that will ultimately be issued upon conversion of the Series D Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion, as described in footnote (2) above, and certain antidilution adjustments, such number of shares (and therefore the number of Shares offered hereby) cannot be determined at this time. The number of Shares being offered by the Selling Stockholders holding Series D Preferred Stock, in accordance with Rule 416 under the Securities Act, also includes such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series D Preferred Stock, based upon fluctuations in the conversion price of the Series D Preferred Stock and future antidilution adjustments in accordance with the terms of the Series D Preferred Stock. Furthermore, pursuant to the Registration Rights Agreement, because market price of the Common Stock is subject to fluctuation, the Company has agreed to register 175% of each purchaser's allocation of the Conversion Shares and agreed to amend this registration statement if this amount falls below 150% of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock under the above formula.

         (6) Gives effect to the conversion of the Series A Preferred Stock, the Promissory Notes to the Company Stockholders, the St. James Partners Note, the SJMB Note, the conversion of all shares of Series D Preferred Stock (and, with respect to each of CCG Capital Ltd., and CCG Investment Fund Ltd. the conversion of all shares of Series C Stock), and sale of such shares upon conversion of each. Upon completion of the offering, each Selling Stockholder will own less than one percent of the Common Stock of the Company, except as follows:
                  Mr. Frietsch, 3.46%, and Coastal, 3.23%.

         (7) Citadel Limited Partnership is the trading manager of each of the Citadel Entities and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. Also does not include 613,522 and 1,139,526 shares of Common Stock beneficially owned as of May 13, 1998, by Nelson Partners ("Nelson") and Olympus Securities, Ltd. ("Olympus"), respectively, including shares of Common Stock issuable as of May 13, 1998, upon conversion of holdings by each of the Series C Stock. Citadel Limited Partnership is the managing general partner of Nelson and the trading manager of Olympus and consequently has voting control and investment discretion over securities held by each. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the shares of Common Stock held by the other Citadel Entities, Nelson or Olympus.

         The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Common Stock since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus.
See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Common Stock is being offered on behalf of the Selling Stockholders. The Common Stock may be sold or distributed from time to time by the Selling Stockholders, or by donees or transferees of, or other successors in interests to, the Selling Stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) in privately negotiated transactions; (viii) to cover short sales; or (ix) any combination of the foregoing.

         From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Conversion Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Conversion Shares offered hereby may be used to cover such short sales.

         From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Conversion Shares to lenders or others and each of such persons will be deemed to be a Selling Stockholder for purposes of this Prospectus. The number of Selling Stockholders' Conversion Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Conversion Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Conversion Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

         A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

         Brokers, dealers, underwriters or agents participating in the distribution of the Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         With respect to the Citadel Entities, each purchaser of the Series D Preferred Stock has agreed to refrain from selling on any trading day a number of shares of Common Stock issued pursuant to the conversion of the Series D Preferred Stock in excess of that number of shares of Common Stock equal to 20% of the daily trading volume of the Common Stock on such date of determination, except that this limitation does not apply if the daily trading volume is in excess of 200% of the average daily trading volume for the prior 6 month period and further does not apply in the event of certain Extraordinary Events, a Major Transaction, or a Triggering Event (each as defined in the Certificate of Designation). In addition, each purchaser of the Series D Preferred Stock agreed to not engage in any "short sales" (as defined in Rule 3b-3 of the Securities Exchange Act of 1934, as amended) of the Common Stock of the Company, other than for short sales which such purchaser makes and submits a conversion notice entitling such purchaser to receive a number of shares of Common Stock at least equal to the number of shares so sold.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Common Stock included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

         Because it is possible that a significant number of shares of the Common Stock could be sold at the same time hereunder, such sales, or the possibility thereof, may have a significant depressive effect on the market price of the Company's Common Stock.

         This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered by the Selling Stockholders hereby will be passed upon by Ryan & Sudan, L.L.P., Houston, Texas. Philip P. Sudan, Jr. is a partner of Ryan & Sudan, L.L.P and a director of the Company and Philip P. Sudan, Jr., P.C., a professional corporation controlled by Mr. Sudan, is a Selling Stockholder. Mr. Sudan beneficially owns 246,688 shares of Common Stock. Mr. James W. Ryan, a partner in Ryan

& Sudan, L.L.P. controls James W. Ryan P.C. which is also a Selling Stockholder. Mr. Ryan beneficially owns 63,342 shares of Common Stock.

                                     EXPERTS

         The financial statements and schedules of the Company as of December 31, 1997, and for the year then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, the two month period ended December 31, 1995 and the year ended October 31, 1995, together with the related notes and the report of KPMG Peat Marwick, independent chartered accountants, all contained in the Company's 1997 annual report, are incorporated herein by reference. The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company operates profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   PROSPECTUS

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information   .....................................................  3
Incorporation of Certain Documents by Reference .............................  3
The Company .................................................................  4
Risk Factors ................................................................  4
Use of Proceeds ............................................................. 10
Selling Stockholders ........................................................ 10
Plan of Distribution ........................................................ 15
Legal Matters ............................................................... 16
Experts ..................................................................... 17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Nature of Expense

SEC Registration Fee......................................       $    17,571
Nasdaq Listing Fee........................................       $    17,500
Legal (including Blue Sky), Printing, and Accounting
  Fees and Expenses.......................................       $    30,000*
Miscellaneous.............................................       $     2,000*
*Estimated                                      TOTAL.....       $    *67,071

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

      Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the Stockholders.

      Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS.

      See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richardson, Texas on the 22nd day of May 1998.

                                            INTELECT COMMUNICATIONS, INC.


                                            By: /s/ HERMAN M. FRIETSCH
                                                    Herman M. Frietsch
                                                    Chairman and Chief Executive
                                                    Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   SIGNATURE                                    TITLE                                   DATE
/S/ HERMAN M. FRIETSCH             Chief Executive Officer and                       May 22, 1998
    Herman M. Frietsch             Director (Principal Executive Officer)

/S/ EDWIN J. DUCAYET, JR.          Vice President, Chief Financial Officer,          May 22, 1998
    Edwin J. Ducayet, Jr.          Treasurer, and Assistant Secretary
                                   (Principal Financial Officer and Principal
                                   Accounting Officer)

/S/ PHILIP P. SUDAN, JR.           Director                                          May 22, 1998
    Philip P. Sudan, Jr.

/S/ ANTON LIECHTENSTEIN            Director                                          May 22, 1998
    Anton Liechtenstein

/S/ ROBERT E. GARRISON II          Director                                          May 22, 1998
    Robert E. Garrison II

                                  EXHIBIT INDEX

      EXHIBIT        DESCRIPTION OF EXHIBIT

        4.1     Amended and Restated Certificate of Incorporation of the Company
                (1)

        4.2     Amended and Restated By-Laws of the Company (1)

        4.3 Certificate of Designations of the Series A Preferred Stock dated December 2, 1997 (1)

        4.4 Certificate of Designations of the Series D Preferred Stock dated May 7, 1998 (2)

        5.1     Opinion of Ryan & Sudan, L.L.P., Houston, Texas

        10.1 Securities Purchase Agreement among the Company and the Citadel Group, dated May 8, 1998 (2)

        10.2 Registration Rights Agreement among the Company and the Citadel Group, dated May 8, 1998 (2)

        10.3 Agreement for Purchase and Sale dated February 12, 1998 by the Company and St. James Capital Partners, L.P. ("St. James Partners") (3 )

        10.4 $15,000,000 Convertible Promissory Note issued to St. James Partners by the Company dated February 12, 1998 (3);

        10.5 Warrant issued to St. James Partners by the Company dated February 12, 1998(3);

        10.6 Registration Rights Agreement between the Company and St. James Partners dated February 12, 1998 (3);

        10.7 Pledge Agreement between the Company and St. James Partners dated February 12, 1998(3);

        10.8 $2,000,000 Convertible Promissory Note issued to St. James Partners by the Company dated April 2, 1998 (4)

        10.9 $13,000,000 Convertible Promissory Note issued to SJMB by the Company dated April 2, 1998 (4)

        10.10 Warrant issued to St. James Partners by the Company dated April 2, 1998, exercisable as to 300,000 shares of Common Stock (4)

        10.11 Warrant issued to SJMB by the Company dated April 2, 1998, exercisable as to 1,200,000 shares of Common Stock (4)

        10.12 Amendment No. 1 to Registration Rights Agreement dated as of April 2, 1998 between the Company and St. James Partners (4)

        10.13   Form of Promissory Note dated December 5, 1997 by the Company
                (5)

        10.14 Registration Rights Agreements dated May 8 and May 30, 1997 among the Company and The Coastal Corporation Second Pension Trust (6)

        10.15 Warrant to purchase Company Common Stock expiring May 7, 2002 issued to The Coastal Corporation Second Pension Trust (6)

        10.16 Subscription Agreement dated May 30, 1997 among the Company and The Coastal Corporation Second Pension Trust (6)

        10.17 Warrant to purchase Company Common Stock expiring August 26, 2002 issued to The Coastal Corporation Second Pension Trust (7)

        23.1    Consent of Arthur Andersen LLP

        23.2    Consent of KPMG Peat Marwick

        23.3    Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)
------------
        (1) Incorporated herein by reference to Form S-4 of Intelect Communications, Inc. (File No. 333- 39063)

        (2) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed May 11, 1998 (3) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed February 17, 1998

        (4) Incorporated herein by reference to Form 10-Q of Intelect Communications, Inc., filed May 15, 1998

        (5) Incorporated herein by reference to Form 10-K of Intelect Communications, Inc., filed March 31, 1998

        (6) Incorporated herein by reference to the Form 10-Q Intelect Communications Systems Limited for the quarter ended June 30, 1997

        (7) Incorporated herein by reference to Form S-3 of Intelect Communications Systems Limited, filed September 17, 1997.